EXHIBIT 99.1

News Release

Contact:	Don Washington
Director, Investor Relations and
Corporate Communications
Phone:	704-731-1527
Email:	don.washington@enproindustries.com

For Immediate Release

EnPro Industries
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
www.enproindustries.com

EnPro Industries and Insurers
Resolve Asbestos Insurance Dispute

CHARLOTTE, N.C., November 30, 2004 – EnPro Industries (NYSE: NPO) today announced that it has reached an agreement to settle the current and future asbestos-related insurance claims of EnPro subsidiaries against the vast majority of its solvent London-market companies. As a result of the agreement, the London insurance companies and a U.S.-based insurer with policies reinsured through London will pay a total of $76.5 million to EnPro’s subsidiary, Coltec Industries Inc, and to an asbestos trust that will be established to resolve asbestos-related claims made against certain EnPro subsidiaries under policies subscribed by the carriers. The amount reflects present value and other negotiated discounts to the total insurance amounts. Coltec will also receive payment of slightly more than $1 million from an insolvent London carrier in connection with the settlement.

EnPro will receive $22 million from the settlement total relating to outstanding amounts for asbestos claims that EnPro asserts are owed to its subsidiaries by the settling insurers. EnPro expects to receive the funds in January 2005. The balance of the settlement total will be contributed to the asbestos trust. The settlement resolves all claims made against the settling London insurance companies by EnPro’s subsidiaries.

“With this agreement, we have resolved the disputes that led to the withholding of payments related to asbestos claims against our subsidiaries,” said Ernie Schaub, president and chief executive officer of EnPro. “We are pleased with the terms of the agreement, which is the second such agreement we have reached this year. Our insurance reimbursements from these carriers will be up to date when we receive the funds in January, and we are assured the remaining insurance coverage they provide will be available and paid when due.”

Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended September 30, 2004, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at www.enproindustries.com. #